[GRAPHIC OMITTED]                                                  Press Release
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Contacts:
Investors                                   Media
Investor Relations Department               Denise DesChenes / Nathaniel Garnick
(800) 451-3801                              Citigate Sard Verbinnen
                                            (212) 687-8080


             FOAMEX FILES PROPOSED CHAPTER 11 PLAN OF REORGANIZATION
                            AND DISCLOSURE STATEMENT

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LINWOOD,  PA, December 23, 2005 - Foamex International Inc. (FMXIQ.PK) announced that the Company and certain of its subsidiaries today filed their proposed Joint Plan of Reorganization (the "Plan") and accompanying Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware. Subject to approval of the Plan by the Bankruptcy Court, the Company expects to emerge from chapter 11 in the spring of 2006.

In September 2005, Foamex reached an agreement in principle with holders of a majority in amount of senior secured notes on the key terms of a proposed restructuring to restore the financial health of the Company. As part of this process, the Company voluntarily filed for chapter 11 protection, allowing Foamex to expedite and complete its restructuring while operating without disruption.

Tom Chorman, President and Chief Executive Officer of Foamex, stated, "Today's filing of the Plan is a key step in the restructuring process and moves us closer to our goal of emerging as a financially stronger company and solidifying our position as the leading supplier of polyurethane foam solutions. This important milestone would not have been possible without the hard work and dedication of our employees and the support of our customers and suppliers. Working with our creditors, other stakeholders and the Court, we look forward to guiding the Company into a new phase of stability and growth."

Under the proposed Plan, which is subject to creditor acceptance and confirmation by the Bankruptcy Court, Foamex's financial restructuring will be primarily achieved through a debt-for-equity conversion resulting in the reduction of approximately $500 million of total indebtedness from pre-petition amounts. Foamex's existing common stock will be cancelled and no distribution will be available for current shareholders. The terms of the Plan include the following:


     >> Full payment in cash to holders of Allowed Administrative Claims, Priority Tax Claims, DIP Financing Claims, Other Priority Claims and Other Secured Claims;


     >> Holders of Allowed Senior Secured Note Claims will receive their pro rata share of 100% of the new common stock of reorganized Foamex, subject to dilution;

     >> Holders of Allowed Senior Subordinated Note Claims will receive their pro rata share of New Warrants permitting them to purchase up to 5% of the new common stock of reorganized Foamex, subject to dilution, provided that the class of such Claims votes to accept the Plan;

     >> Holders of Allowed General Unsecured Claims will receive their pro rata share of $1.5 million, provided that the distribution to such holders does not exceed 5% of the allowed amount of their Claims, and provided further that the class of such Claims votes to accept the Plan;

     >> Holders of Old Preferred Stock, Old Common Stock and Other Equity Interests will receive nothing under the Plan and their shares and interests in Foamex will be cancelled on the effective date of the Plan; and

     >> A new Board of Directors for the reorganized company will be appointed by the Holders of Allowed Senior Secured Note Claims as the owners of the New Common Stock of the reorganized Company.

The Disclosure Statement includes a historical profile of the Company, a description of distributions to creditors and an analysis of the Plan's feasibility, as well as many of the technical matters required for the confirmation process, such as descriptions of who will be eligible to vote on the Plan and the voting process itself.

A hearing on the adequacy of the Disclosure Statement has been scheduled for January 26, 2006. Court approval of the Disclosure Statement will allow Foamex to begin solicitation of votes for confirmation of the Plan.


More information about Foamex's reorganization case is available on the Company's web site at www.foamex.com/restructuring.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, the outcome of proceedings in its chapter 11 case. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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